UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ____)*

Dawson Geophysical Company

(Name of Issuer)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

239360100

(CUSIP Number)

December 14, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 21 Pages

CUSIP No. 239360100

1.	Names of Reporting Persons

Arena Investors, LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER	1,229,692
	6. SHARED VOTING POWER	0
	7. SOLE DISPOSITIVE POWER	1,229,692
	8. SHARED DISPOSITIVE POWER	0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,229,692

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
☐

11.	Percent of Class Represented by Amount in Row (9)

5.20%

12.	Type of Reporting Person (See Instructions)

PN

Page 2 of 21 Pages

CUSIP No. 239360100

1.	Names of Reporting Persons

Arena Investors GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER	1,229,692
	6. SHARED VOTING POWER	0
	7. SOLE DISPOSITIVE POWER	1,229,692
	8. SHARED DISPOSITIVE POWER	0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,229,692

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
☐

11.	Percent of Class Represented by Amount in Row (9)

5.20%

12.	Type of Reporting Person (See Instructions)

OO

Page 3 of 21 Pages

CUSIP No. 239360100

1.	Names of Reporting Persons

Arena Finance Markets, LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER	148,901
	6. SHARED VOTING POWER	0
	7. SOLE DISPOSITIVE POWER	148,901
	8. SHARED DISPOSITIVE POWER	0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

148,901

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
☐

11.	Percent of Class Represented by Amount in Row (9)

0.63%

12.	Type of Reporting Person (See Instructions)

PN

Page 4 of 21 Pages

CUSIP No. 239360100

1.	Names of Reporting Persons

Arena Finance Markets GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER	148,901
	6. SHARED VOTING POWER	0
	7. SOLE DISPOSITIVE POWER	148,901
	8. SHARED DISPOSITIVE POWER	0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

148,901

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
☐

11.	Percent of Class Represented by Amount in Row (9)

0.63%

12.	Type of Reporting Person (See Instructions)

OO

Page 5 of 21 Pages

CUSIP No. 239360100

1.	Names of Reporting Persons

Arena Special Opportunities Fund LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER	238,554
	6. SHARED VOTING POWER	0
	7. SOLE DISPOSITIVE POWER	238,554
	8. SHARED DISPOSITIVE POWER	0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

238,554

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
☐

11.	Percent of Class Represented by Amount in Row (9)

1.00%

12.	Type of Reporting Person (See Instructions)

PN

Page 6 of 21 Pages

CUSIP No. 239360100

1.	Names of Reporting Persons

Arena Special Opportunities Fund (Onshore) GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER	238,554
	6. SHARED VOTING POWER	0
	7. SOLE DISPOSITIVE POWER	238,554
	8. SHARED DISPOSITIVE POWER	0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

238,554

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
☐

11.	Percent of Class Represented by Amount in Row (9)

1.00%

12.	Type of Reporting Person (See Instructions)

OO

Page 7 of 21 Pages

CUSIP No. 239360100

1.	Names of Reporting Persons

Arena Special Opportunities (Offshore) Master, LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER	73,089
	6. SHARED VOTING POWER	0
	7. SOLE DISPOSITIVE POWER	73,089
	8. SHARED DISPOSITIVE POWER	0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

73,089

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
☐

11.	Percent of Class Represented by Amount in Row (9)

0.31%

12.	Type of Reporting Person (See Instructions)

PN

Page 8 of 21 Pages

CUSIP No. 239360100

1.	Names of Reporting Persons

Arena Special Opportunities Fund (Offshore) II GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER	73,089
	6. SHARED VOTING POWER	0
	7. SOLE DISPOSITIVE POWER	73,089
	8. SHARED DISPOSITIVE POWER	0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

73,089

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
☐

11.	Percent of Class Represented by Amount in Row (9)

0.31%

12.	Type of Reporting Person (See Instructions)

PN

Page 9 of 21 Pages

CUSIP No. 239360100

1.	Names of Reporting Persons

Arena Special Opportunities Partners I, LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER	427,316
	6. SHARED VOTING POWER	0
	7. SOLE DISPOSITIVE POWER	427,316
	8. SHARED DISPOSITIVE POWER	0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

427,316

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
☐

11.	Percent of Class Represented by Amount in Row (9)

1.81%

12.	Type of Reporting Person (See Instructions)

PN

Page 10 of 21 Pages

CUSIP No. 239360100

1.	Names of Reporting Persons

Arena Special Opportunities Partners (Onshore) GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER	427,316
	6. SHARED VOTING POWER	0
	7. SOLE DISPOSITIVE POWER	427,316
	8. SHARED DISPOSITIVE POWER	0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

427,316

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
☐

11.	Percent of Class Represented by Amount in Row (9)

1.81%

12.	Type of Reporting Person (See Instructions)

OO

Page 11 of 21 Pages

CUSIP No. 239360100

1.	Names of Reporting Persons

Arena Special Opportunities Partners (Cayman Master) I, LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER	93,798
	6. SHARED VOTING POWER	0
	7. SOLE DISPOSITIVE POWER	93,798
	8. SHARED DISPOSITIVE POWER	0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

93,798

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
☐

11.	Percent of Class Represented by Amount in Row (9)

0.40%

12.	Type of Reporting Person (See Instructions)

PN

Page 12 of 21 Pages

CUSIP No. 239360100

1.	Names of Reporting Persons

Arena Special Opportunities Partners (Offshore) GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER	93,798
	6. SHARED VOTING POWER	0
	7. SOLE DISPOSITIVE POWER	93,798
	8. SHARED DISPOSITIVE POWER	0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

93,798

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

0.40%

12.	Type of Reporting Person (See Instructions)

OO

Page 13 of 21 Pages

CUSIP No. 239360100

1.	Names of Reporting Persons

Arena Special Opportunities Partners II, LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER	248,034
	6. SHARED VOTING POWER	0
	7. SOLE DISPOSITIVE POWER	248,034
	8. SHARED DISPOSITIVE POWER	0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

248,034

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

1.05%

12.	Type of Reporting Person (See Instructions)

PN

Page 14 of 21 Pages

CUSIP No. 239360100

1.	Names of Reporting Persons

Arena Special Opportunities Partners (Onshore) II GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER	248,034
	6. SHARED VOTING POWER	0
	7. SOLE DISPOSITIVE POWER	248,034
	8. SHARED DISPOSITIVE POWER	0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

248,034

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

1.05%

12.	Type of Reporting Person (See Instructions)

OO

Page 15 of 21 Pages

Item 1.

(a)	The name of the issuer is Dawson Geophysical Company (the “Issuer”).

(b)	The principal executive offices of the Issuer are located at 508 West Wall, Suite 800, Midland, Texas 79701.

Item 2.

(a)	This Schedule 13G is filed by the following (the “Reporting Persons”):

(i)	Arena Investors, LP (the “Investment Manager”), who serves as investment manager to the Arena Funds (defined below);

(ii)	Arena Investors GP, LLC, who serves as the general partner of the Investment Manager (the “IM General Partner”);

(iii)	Arena Finance Markets, LP (“AFM”);

(iv)	Arena Finance Markets GP, LLC, who serves as the general partner of AFM (the “AFM General Partner”);

(v)	Arena Special Opportunities Fund, LP (“ASOF”);

(vi)	Arena Special Opportunities Fund (Onshore) GP, LLC, who serves as the general partner of ASOF (the “ASOF General Partner”);

(vii)	Arena Special Opportunities (Offshore) Master, LP (“ASOFM”);

(viii)	Arena Special Opportunities Fund (Offshore) II GP, LLC, who serves as the general partner of ASOFM (the “ASOFM General Partner”);

(ix)	Arena Special Opportunities Partners I, LP (“ASOPI”);

(x)	Arena Special Opportunities Partners (Onshore) GP, LLC, who serves as the general partner of ASOPI (the “ASOPI General Partner”);

(xi)	Arena Special Opportunities Partners (Cayman Master) I, LP (“ASOCM”);

(xii)	Arena Special Opportunities Partners (Offshore) GP, LLC, who serves as the general partner of ASOCM (the “ASOCM General Partner”);

(xiii)	Arena Special Opportunities Partners II, LP (“ASOPII” and together with AFM, ASOF, ASOFM, ASOPI and ASOCM, the “Arena Funds”); and

(xiv)	Arena Special Opportunities Partners (Onshore) II GP, LLC, who serves as the general partner of ASOPII (the “ASOPII General Partner”).

Page 16 of 21 Pages

The Arena Funds are private investment vehicles. The Arena Funds directly own the Common Stock (as defined below) reported in this Schedule 13G.

The Investment Manager may be deemed to indirectly beneficially own the Common Stock owned by the Arena Funds.

The IM General Partner may be deemed to beneficially own the Common Stock beneficially owned by the Investment Manager.

The AFM General Partner may be deemed to indirectly beneficially own the Common Stock owned by AFM.

The ASOF General Partner may be deemed to indirectly beneficially own the Common Stock owned by ASOF.

The ASOFM General Partner may be deemed to indirectly beneficially own the Common Stock owned by ASOFM.

The ASOPI General Partner may be deemed to indirectly beneficially own the Common Stock owned by ASOPI.

The ASOCM General Partner may be deemed to indirectly beneficially own the Common Stock owned by ASOCM.

The ASOPII General Partner may be deemed to indirectly beneficially own the Common Stock owned by ASOPII.

Each Reporting Person disclaims beneficial ownership with respect to any Common Stock other than the Common Stock directly owned by such Reporting Person.

(b)	The principal business office of the Reporting Persons is 405 Lexington Avenue, 59th Floor, New York, New York 10174.

(c)	For citizenship information see Item 4 of the cover page of each Reporting Person.

(d)	This Statement relates to the Common Stock, $0.01 par value per share, of the Issuer (the “Common Stock”).

(e)	The CUSIP Number of the Common Stock is 239360100.

Page 17 of 21 Pages

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)	☐	An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:____________________________

Item 4. Ownership.

See Items 5-9 and 11 on the cover page for each Reporting Person, and Item 2, which information is given as of the close of business on December 20, 2021, the business day before the date of filing of this Schedule 13G.

As of the Event Date of December 14, 2021, the Arena Funds collectively owned 1,229,692 shares of Common Stock, representing 5.20% of all outstanding shares of Common Stock (broken down as follows: AFM – 148,901 shares, 0.63%; ASOF – 238,554 shares, 1.00%; ASOFM – 73,089 shares, 0.31%; ASOPI – 427,316 shares, 1.81%; ASOCM – 93,798, 0.40% and ASOPII – 248,034, 1.05%).

The percentage ownership of each Reporting Person is based on 23,643,934 shares of Common Stock outstanding, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on September 30, 2021.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Page 18 of 21 Pages

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

(a)       Not applicable.

(b)       Not applicable.

(c)	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Page 19 of 21 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 21, 2021

Arena Investors, LP

Arena Investors GP, LLC

Arena Finance Markets, LP

Arena Finance Markets GP, LLC

Arena Special Opportunities Fund LP

Arena Special Opportunities Fund (Onshore) GP, LLC

Arena Special Opportunities (Offshore) Master, LP

Arena Special Opportunities Fund (Offshore) II GP, LLC

Arena Special Opportunities Partners I, LP

Arena Special Opportunities Partners (Onshore) GP, LLC

Arena Special Opportunities Partners (Cayman Master) I, LP

Arena Special Opportunities Partners (Offshore) GP, LLC

Arena Special Opportunities Partners II, LP

Arena Special Opportunities Partners (Onshore) II GP, LLC

By:	/s/ Lawrence Cutler

Name: Lawrence Cutler

Title: Authorized Signatory

Page 20 of 21 Pages

EXHIBIT INDEX

Exhibit No.	Document

1	Joint Filing Agreement

Page 21 of 21 Pages